Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares 330 Hospital Road Tappahannock, VA 22560 July 17, 2009 For Immediate Release	Contact: Ron Blevins Chief Financial Officer Voice: 804/443-8423 Fax: 804/445-1047

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA.— Eastern Virginia Bankshares (NASDAQ:EVBS) today reported second quarter and six month earnings for 2009 and announced a dividend declaration.

While our core operating income improved, compared to the same quarter in 2008 and compared to each of the past three quarters, the impact of fair value reporting of investments, an FDIC special assessment and merger expenses had a material negative impact on the company’s earnings. As long as the economy remains in its depressed state and banks are impacted by a challenged economy, our company and our industry could be subject to these sudden charges to the income statement and balance sheet.

Core income before tax for the quarters ended June 30, 2009 and 2008 was $1.9 and $1.8 million, respectively. This represents a netting of all changes in the income and expense categories and possibly points to the second quarter of 2009 as a transition quarter for earnings. On a GAAP basis, the Company reported a net loss of $2.1 million for the second quarter of 2009 as an investment impairment charge of $3.9 million, a special FDIC assessment of $507 thousand and $308 thousand in merger expenses were recognized in the quarter. In the same quarter in 2008 net income was $1.3 million. Net interest income for the quarter was $8.2 million for both 2009 and 2008. Interest and fees on loans was down $119 thousand, or 0.9%, while deposit costs were down $179 thousand, or 3.4 % compared to second quarter 2008. Earnings per share decreased $0.57 to a loss of $0.36, compared to net income of $0.21 for the same quarter in 2008. Noninterest income continued to feel the impact of the economic impact on customers with a 14.5 % decline compared to the second quarter of 2008. Noninterest expense was up $977 thousand, or 13.8% compared to 2008 primarily from the FDIC assessment and merger expenses. On a pretax core earnings basis, noninterest expense increased $162 thousand driven by a $192 thousand increase in core FDIC premiums and a $187 thousand increase in occupancy and equipment. The core earnings trends in the second quarter are encouraging. However, future net income is highly correlated to the stability and eventual growth of the economy.

For the six months ended, June 30, 2009, pretax core earnings were $2.7 million compared to $4.6 million for the same period in 2008. This decline of $1.9 million was the result of declines of $688 thousand in net interest income, $337 thousand in noninterest income and an increase of $946 thousand in noninterest expense. These changes were the result of the rapid rate changes in late 2008; declines in deposit service charge income and other investments income and the absence of a gain in sale of fixed assets. On a GAAP basis, the net loss was $1.8 million, compared to $3.9 million net income for the same six-month period in 2008. This decline results from non-core income of $1.0 million in 2008 compared to non-core expenses and securities impairment of $4.8 million in 2009 as reflected in the attached Selected Financial Information table.

Net interest income for the six-months ended June 30, 2009 was $15.8 million compared to $16.4 million for the first six months of 2008. Interest income decreased $1.2 million and interest expense decreased $517 thousand. These declines in net interest income year to date for 2009 reflect the impact of the rapid interest rate declines in 2008, the loss of agency preferred stock income, the cessation of dividends from the Federal Home Loan Bank and the slow change in deposit cost when compared to the decrease in loan yield. An encouraging trend is the change in deposit costs with $179 thousand of the $181 thousand six-month decrease occurring in the second quarter. In the same vein, loan interest income declined only $119 thousand in the second quarter compared to the $669 thousand decline for the full six months of 2009. Provision for loan loss for the six months ended June 30, 2009 was $1.6 million compared to $1.7 million in the first six months of 2008.

Noninterest income including gains, losses and impairments decreased 115%, or $5.3 million compared to the same six-month period in 2008. The decrease is primarily the result of the $3.9 million impairment in 2009 and the absence of the pension curtailment gain of $1.3 million recognized in 2008. Noninterest income excluding unusual items decreased $337 thousand, or 9.4% to $3.2 million for the six months ended June 30, 2009 as depositor overdraft fees decreased $236 thousand. The decrease in overdraft fees appears to be a direct result of the economy as we have experienced a significant decrease in the volume of demand deposit overdrafts. Noninterest expense increased $1.8 million, or 12.9% from $13.7 million in the first six months of 2008 to $15.4 million for the same period in 2009. Of this increase, $1.2 million, or 66.7%, represents the FDIC base premium and special assessment and the merger expenses, while the remainder represents operating increases from our branch expansions in 2008.

Asset quality continues to be a challenge. OREO (foreclosed real estate) increased to $4.3 million at June 30, 2009 compared to $1.2 million at June 30, 2008. Subsequent to June 30, 2009, $2.1 million of this balance has been cleared, but other nonaccrual loans could replace the cleared balance. We are hopeful of recovering most of this balance, but in the current real estate market it may take longer than in the past. Our nonperforming loans and loans past due 90 days and accruing interest are higher. Nonperforming assets at June 30, 2009 were $25.8 million compared to $16.7 million at year-end 2008 and $5.5 million at June 30, 2008. We continue to work with our customers to develop win – win solutions.

On a linked quarter basis, net income decreased $2.4 million compared to the first quarter of 2009. However net interest income increased $628 thousand as loan income increased $621thousand, investment income increased $102 thousand and interest expense increased $95 thousand on a $125 thousand increase in deposit interest and a $32 thousand decline in long term debt cost. Noninterest income, excluding unusual items, increased $81 thousand fueled by a $46 thousand increase in debit/ credit card fees and $38 thousand increase in mortgage income. Noninterest expense rose $515 thousand driven by the FDIC special assessment of $507 thousand and merger expenses of $308 thousand. The net interest margin rose 15 basis points to 3.27% in the second quarter of 2009 compared to 3.12% in the first quarter of 2009. Most of this was from a 16 basis point increase in yield on earning assets. Over the final six months of 2009, we anticipate approximately $240 million of certificates of deposit repricing downward which should further expand the margin. Balance sheet interest sensitivity is moving to a more neutral position as we move into the second half of the year.

President and CEO Joe A. Shearin stated, “While our core operating income was the best we have experienced since the 1st Quarter of 2008, the current economic conditions continue to place severe strain on all of our key income indicators. Given the economic environment, we will continue to work toward building a strong balance sheet by taking a conservative approach in dealing with asset quality. We anticipate continuing to build our loan loss provisions while aggressively writing down weak assets in an effort to stay ahead of the crisis.

We continue to be excited about our strategic partnership with First Capital Bancorp. Our companies are actively working toward a merger in the 4th quarter of 2009. This partnership increases our market share in the high growth Richmond MSA to 2nd among community banks. In addition, combining the two banks allows us to take advantage of existing excess capacity in our current organization, creating a cost savings in excess of $2.5 million. The cost savings combined with revenue enhancements will allow our combined company the ability to strengthen the earnings base and balance sheet.

I am pleased to announce that the Board of Directors declared a dividend of $0.05 per share payable on August 14, 2009 to stockholders of record as of July 31, 2009.”

The Company’s return on average common equity (ROE) and return on average assets (ROA) were (11.28%) and (0.78%), respectively, for the quarter ended June 30, 2009, compared to 5.57% and 0.50%, respectively for the quarter ended June 30, 2008. For the six months ended June 30, 2009, the Company’s return on average common equity (ROE) and return on average assets (ROA) were (4.64%) and (0.33%), respectively, compared to 8.64% and 0.81%, respectively for the six months ended June 30, 2008.

Total assets increased by $70.5 million, compared to one year ago, reaching a record level of $1.1 billion at June 30, 2009. Average loans were $827.6 million for the six months ended June 30, 2009, up 10.8% compared to $746.8 million for the same six-month period in 2008. Average securities for the first half of 2009 were $150.7 million compared to $160.3 million for same period in 2008. Average deposits for the first six months of 2009 were $843.2 million an increase of 16.6% compared to $723.1 million for the same six-month period in 2008. Average earning assets for the six months ended June 30, 2009 were

$1.02 billion, an increase of $108.4 million from $910.3 million for the same period in 2008. The increases in loans and deposits were from new business.

Our merger plans with First Capital Bank are on track for a fourth quarter 2009 closing.

Eastern Virginia Bankshares, the parent company for EVB, operates 25 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King William, Lancaster, Middlesex, New Kent, Northumberland, Southampton, Surry and Sussex and the City of Colonial Heights. The Company’s stock trades on the NASDAQ Global Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

☐	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;
☐	changes in the interest rates affecting our deposits and our loans;
☐	the strength of the economy in our target market area, as well as general economic, market, or business conditions;
☐	an insufficient allowance for loan losses as a result of inaccurate assumptions;
☐	the loss of any of our key employees;
☐	changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;
☐	our ability to manage growth;
☐	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
☐	our ability to assess and manage our asset quality;
☐	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
☐	our ability to maintain internal control over financial reporting;
☐	our ability to raise capital as needed by our business;
☐	our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;
☐	changes in laws, regulations and the policies of federal or state regulators and agencies; and
☐	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information (dollars in thousands, except per share data)	Three months Ended June 30,		Six months Ended June 30,
	2009	2008	2009	2008
Income Statements
Interest income	$14,656	$15,031	$28,589	$29,794
Interest expense	6,464	6,792	12,833	13,350

Net interest income	8,192	8,239	15,756	16,444
Provision for loan losses	750	1,300	1,650	1,750

Net interest income after provision	7,442	6,939	14,106	14,694
Service charges on deposits	948	1,016	1,882	1,981
Other noninterest income	354	500	698	862
Debit/ credit card fees	315	292	584	548
Gain on securities available for sale	29	2	37	44
Gain on sale of fixed assets	—	124	—	128
Gain on sale of OREO	7	—	25	—

Noninterest income	1,653	1,934	3,226	3,563
Salaries and benefits	3,871	3,887	7,867	7,576
Occupancy and equipment	1,343	1,156	2,535	2,247
Other noninterest expense	2,007	2,016	4,198	3,831

Noninterest expense	7,221	7,059	14,600	13,654

Core earnings	1,874	1,814	2,732	4,603

Non Core:
Actuarial gain - pension curtailment	—	—	—	1,328
Impairment - securities	(3,922)	—	(3,938)	(300)
FDIC assessment	(507)	—	(507)	—
Merger expenses	(308)	—	(308)	—

Total non core	(4,737)	—	(4,753)	1,028

Income before taxes	(2,863)	1,814	(2,021)	5,631
Income tax expense	(1,092)	560	(973)	1,705

Net income	$(1,771)	$1,254	$(1,048)	$3,926
Less: Effective preferred dividend	372	—	714	—

Net Income available to common shareholders	$(2,143)	$1,254	$(1,762)	$3,926

Earnings per share: basic	$(0.36)	$0.21	$(0.30)	$0.67
diluted	$(0.36)	$0.21	$(0.30)	$0.67

Selected Ratios
Return on average assets	-0.78%	0.50%	-0.33%	0.81%
Return on average common equity	-11.28%	5.57%	-4.64%	8.64%
Net interest margin	3.27%	3.59%	3.20%	3.71%

Balance Sheets at Period End
Loans, net of unearned interest	$—	$—	$832,771	$790,058
Total assets	—	—	1,098,002	1,027,499
Deposits	—	—	848,271	769,558
Other borrowings	—	—	134,910	162,167
Total Capital	—	—	101,059	86,559
Shareholders’ equity	—	—	77,059	86,559
Book value per common share	—	—	13.02	14.74

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$830,850	$773,580	$827,613	$746,752
Total assets	1,103,544	1,007,949	1,090,200	969,654
Deposits	857,677	760,319	843,184	723,097
Other borrowings	135,072	148,469	136,513	147,110
Total Capital	100,216	90,521	99,547	91,333
Shareholders’ equity	76,216	90,521	76,608	91,333

Asset Quality at Period End
Allowance for loan losses	$—	$—	11,487	9,711
Nonperforming assets	—	—	25,846	5,483
Net charge-offs	406	332	705	415
Net charge-offs to average loans	0.20%	0.17%	0.17%	0.11%
Loan loss reserve % of total loans	—	—	1.38%	1.23%
Nonperforming assets % of total loans & OREO	—	—	3.09%	0.70%

Other Information
Number of shares outstanding - period end	—	—	5,917,455	5,873,592
Average shares outstanding - basic	5,914,396	5,870,673	5,909,902	5,890,048
Average shares outstanding - diluted	5,914,396	5,872,351	5,909,902	5,981,886